Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated November 19, 2015, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

ROUNDY’S, INC.

at

$3.60 Per Share, Net in Cash

by

KS MERGER SUB INC.

a wholly owned subsidiary

of

THE KROGER CO.

KS Merger Sub Inc., a Delaware corporation (“Purchaser”), a wholly owned subsidiary of The Kroger Co., an Ohio corporation (“Kroger”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Roundy’s, Inc., a Delaware corporation (the “Company”), at a purchase price of $3.60 per Share (the “Offer Price”), net to the holder thereof in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 19, 2015, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). Stockholders of record who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK TIME, ON DECEMBER 17, 2015, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 10, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Kroger and Purchaser. The Merger Agreement provides, among other things, that, following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Kroger. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned by Kroger, Purchaser or the Company, (ii) Shares held by any subsidiary of Kroger or the Company (other than the Purchaser) and (iii) Shares held by Company stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly perfected their statutory right of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will automatically be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any required tax withholding. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”).

The term “Expiration Date” means December 17, 2015, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The board of directors of the Company has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained therein and (iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

The Merger Agreement provides that: (i) Purchaser shall (and Kroger shall cause Purchaser to) extend the Offer for any period required by any law or order, or any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff or the New York Stock Exchange, in any such case which is applicable to the Offer; (ii) in the event that all of the conditions of the Offer are satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, other than the Minimum Condition (as defined in the “Summary Term Sheet” of the Offer to Purchase), at the Company’s request, Purchaser will extend the Offer for two (2) successive extension periods of ten (10) business days each (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of the Minimum Condition; (iii) in the event that any of the conditions to the Offer set forth on Annex A of the Merger Agreement, other than the Minimum Condition, are not satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, at the Company’s request, Purchaser will extend the Offer for such number of successive extension periods of up to ten (10) business days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer, provided that Purchaser will not be required to extend the Offer beyond the Termination Date; and (iv) subject to clause (ii) and (iii) above, in the event that any of the conditions of the Offer are not satisfied or waived (if permitted thereunder) as of any then scheduled expiration of the Offer, Purchaser may, in its sole discretion, extend the Offer in order to permit the satisfaction of all of the conditions of the Offer.  Neither Kroger nor Purchaser is permitted to extend the Offer in any manner other than the foregoing without the prior written consent of the Company.

It is not expected that there will be a subsequent offering period for the Offer as the Merger Agreement provides that neither Kroger nor Purchaser will extend the Offer or provide for a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in a manner that is inconsistent with the Merger Agreement without the prior written consent of the Company.  However, if any subsequent offering period is provided or extended, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.  Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser shall (and Kroger shall cause Purchaser to) accept for payment, and pay for, all of the Shares that are validly tendered during any such “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during any such “subsequent offering period.”

During any such subsequent offering period, any remaining holders of the Shares may tender, but not withdraw, their Shares and receive the Offer Price.  If we include a subsequent offering period, we will immediately accept and promptly pay for all of the Shares that were validly tendered during the initial offering period.  During any such subsequent offering period, tendering holders will not have withdrawal rights, and we will immediately accept and promptly pay for any of the shares tendered during any such subsequent offering period.

Except as set forth in the Merger Agreement, and subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive (in whole or in part) any Offer Condition at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York time, on the next business day after the Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders of the Company for the purpose of receiving payments from Kroger and Purchaser and transmitting such payments to tendering stockholders of the Company whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Kroger’s or Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Kroger or Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the scheduled expiration of the Offer. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after January 19, 2016, unless Purchaser has already accepted them for payment. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owner and the serial numbers shown on such Share Certificates must also be furnished to the Depositary. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Kroger, or any of their respective affiliates or assigns, the Depositary, D.F. King & Co., Inc. (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the scheduled expiration of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, the receipt of cash in exchange for your Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes. In general, provided that you hold your Shares as capital assets, you will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash you receive (determined before the deduction of any withholding tax) in exchange for your Shares in the Offer or the Merger and (ii) your adjusted tax basis in the Shares tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Neither Purchaser nor Kroger will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (866) 864-4940

Email:  rndy@dfking.com

November 19, 2015